Exhibit 1U-15.1

Alzamend Neuro®, Inc. announces an agreement to sell $10,000,000 of its securities to Digital Power Lending LLC, a subsidiary of Ault Global Holdings, Inc.

Tampa, FL – (Business Newswire – March 12, 2021) – Alzamend Neuro®, Inc. (“Alzamend”) today announced that it has entered into a securities purchase agreement with Digital Power Lending, LLC (“DPL”), a wholly owned subsidiary of Ault Global Holdings, Inc. (“AGH”), a related party. Pursuant to the securities purchase agreement, DPL agreed to invest an aggregate of $10,000,000 in our common stock and warrants. DPL funded $4,000,000 in connection with the execution of the securities purchase agreement and will fund the balance upon Alzamend achieving certain milestones related to the U.S. Food and Drug Administration approval of Alzamend’s Investigational New Drug application and Phase 1a human clinical trials for Alzamend’s lithium based ionic cocrystal therapy, known as AL001, for the treatment of Alzheimer’s disease. Under the securities purchase agreement, Alzamend has agreed to sell up to 6,666,667 shares of its common stock to DPL for $10,000,000, or $1.50 per share, and issue to DPL warrants to acquire up to 3,333,334 shares of Alzamend common stock with an exercise price of $3.00 per share.

Stephan Jackman, Alzamend’s Chief Executive Officer, stated “Our Company is committed to supporting the full product development life-cycle of treatment and cures for Alzheimer’s, other neurodegenerative diseases and psychiatric disorders. We appreciate the support from Ault Global Holdings, which will enable us to further develop the potential of our pipeline of compounds from the pre-clinical and IND enabling phases to Phase 1 human clinical trials.”

This announcement does not constitute an offer to sell or the solicitation of an offer to buy any securities. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended.

For more information, Alzamend recommends that stockholders, investors and any other interested parties read the Company’s public filings and press releases available on the Company’s website, www.Alzamend.com or available at www.sec.gov.

About Alzamend Neuro

Alzamend Neuro®, Inc., (“Alzamend®)” is a Delaware corporation with its corporate headquarters in Tampa, Florida with nexus in California. The mission of Alzamend® is to help the Alzheimer’s community by supporting the full product development life cycle of treatment and cures for Alzheimer’s Disease (“AD”) driven by the belief that strong support of research is the foundation for true innovation. Alzamend® is currently working to transition two therapeutics targeting Alzheimer’s disease (“AD”) from the preclinical stage at the University of South Florida into the clinical stage and towards full commercialization. Alzamend® has licensed both a patented mutant-peptide immunotherapeutic (AL002 or E22W42) for use as a treatment or vaccine and a lithium based ionic cocrystal therapy (AL001) that may greatly reduce or eliminate the symptoms of agitation and other endpoints for mild to moderate stage patients diagnosed with AD. There are no profound treatments today for Alzheimer’s disease. With AL001 and AL002, the Company believes that we can change that.

Forward-looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and those statements are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential plans and objectives of the Company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company cautions that these forward-looking statements are further qualified by other factors. The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Contacts:

Email: Info@Alzamend.com or call: 1-844-722-6333

Company Website: www.Alzamend.com

Facebook: https://www.facebook.com/AlzamendNeuro/

Twitter: https://twitter.com/AlzamendNeuro

Instagram: https://www.instagram.com/alzamendneuro/